Microsoft Word 10.0.4219;SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 21, 2003
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                              THE SOUTHERN COMPANY
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             (Exact name of registrant as specified in its charter)

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      Delaware                     1-3526                   58-0690070
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(State or other jurisdiction    (Commission File   (IRS Employer Identificatio
    of incorporation)              Number)                     No.)


          270 Peachtree Street, NW, Atlanta, Georgia               30303
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           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code      (404) 506-5000
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                                       N/A
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              (Former name or former address, if changed since last
report.)

Item 5.  Other Events and Regulation FD Disclosure.

         Reference is made to "Management's Discussion and Analysis of Results of Operations and Financial Conditions - Future Earnings Potential" and to Note J to the "Notes to Financial Statements" in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 for Southern Company for information regarding power purchase agreements ("PPAs") between subsidiaries of Dynegy, Inc. ("Dynegy") and Mississippi Power Company ("Mississippi Power") and Southern Power Company ("Southern Power") and related letters of credit.

         On May 21, 2003, Mississippi Power and Southern Power entered into agreements with Dynegy (the "Agreements") to resolve all outstanding matters related to Dynegy, the PPAs, and the related letters of credit. Under the terms of the Agreements, (1) Dynegy made cash payments of $75 million to Mississippi Power and $80 million to Southern Power; (2) the PPAs between Southern Power and Dynegy were terminated effective as of 12:01 A.M., May 21, 2003, with no party having any remaining obligations under such PPAs thereafter; (3) Dynegy and Mississippi Power amended their PPA so that no capacity payments are due from Dynegy to Mississippi Power for capacity made available under the PPA from June 2003 through October 2003 (but other obligations and payments by Dynegy under the PPA would not be affected during such time) and the PPA would terminate effective October 31, 2003, with neither party having any remaining obligations under the PPA after October 31, 2003; (4) Dynegy paid all amounts for which it was obligated under the PPAs up to their time of cancellation or amendment; (5) Southern Power and Mississippi Power returned the existing letters of credit in support of Dynegy's obligations under the PPAs; and (6) Dynegy deposited $7 million with Mississippi Power as collateral for Dynegy's continuing obligations under the PPA.

         The termination payments from Dynegy will result in a one-time gain to Southern Company of approximately $88 million after tax. Mississippi Power will also recognize capacity revenues totaling approximately $8.8 million for the period from June through October. Under the original terms of the PPAs, Mississippi Power and Southern Power would have recognized revenue of approximately $1.8 million and $5.9 million, respectively, for the remaining period of 2003 following the terminations.

         Because of the termination of these PPAs, Mississippi Power and Southern Power are exploring several options for their existing capacity and Southern Power is evaluating its construction schedule for Plant Franklin Unit 3 and may determine to defer or cancel further construction based on forecasted capacity needs or the absence of other wholesale opportunities. The ultimate outcome of these matters cannot now be determined.

Cautionary Statement Regarding Forward-Looking Information:

         Some of the information in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many if which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

         The following factors, in addition to those discussed in the Annual Report on Form 10-K for the year ended December 31, 2002 and the quarterly report on Form 10-Q for the quarter ended March 31, 2003 of Southern Company, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the effects, extent and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; political, legal and economic conditions and developments in the United States; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate, including the current soft economy; the direct or indirect effects on Southern Company's business resulting from the terrorist incidents on September 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; and weather and other natural phenomena.




                                    SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 22, 2003                        THE SOUTHERN COMPANY



                                             By /s/ W. Dean Hudson
                                                    W. Dean Hudson
                                                      Comptroller